UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2005

Triad Guaranty Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22342 (Commission File Number)	56-1838519 (IRS Employer Identification No.)

101 South Stratford Road
Winston-Salem, North Carolina 27104
(Address of principal executive offices) (zip code)

(336) 723-1282
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1-Registrant’s Business and Operations

Item 1.01-Entry into a Material Definitive Agreement

On May 19, 2005, Triad Guaranty Inc. through its wholly-owned subsidiary, Triad Guaranty Insurance Corporation (“Triad”) entered into an employment agreement with Eric Dana, Senior Vice President and Chief Financial Officer. This agreement has an initial term of two years and upon expiration extends automatically for successive six months terms unless non-renewed by either party. The agreement calls for compensation to include an “Annual Salary” and annual bonus in an amount as may be determined by the Board of Directors, pursuant to a bonus plan which may be in effect. The agreement is terminable by Triad in the event of the death of the employee, absence over a period of time due to incapacity, a material breach of duties and obligations under the agreement or other serious misconduct. The agreement is also terminable by Triad without cause; provided, however, that in such event, the executive is entitled to a cash amount equal to 200% of Annual Salary paid during the previous two years. The agreement also provides for such payment in the event of a change in control that results in a material diminution of responsibilities or other changes significantly affecting the employee.

Item 8.01 Other Events

At the Company’s Annual Meeting of Stockholders on May 19, 2005, the following individuals were elected by the stockholders to the Board of Directors:

William T. Ratliff, III
Darryl W. Thompson
Glenn T. Austin, Jr.
David W. Whitehurst
Robert T. David
Michael A. F. Roberts
Richard S. Swanson

The Company’s wholly-owned subsidiary, Triad Guaranty Insurance Corporation (“Triad”), has received a request from the New York Insurance Department for information regarding captive mortgage reinsurance arrangements and other types of arrangements in which lenders receive any form of payment, compensation or other form of consideration from Triad.

Item 9.01 Financial Statements and Exhibits

     (c) Exhibits

          Exhibit Number 99.1 — Employment Agreement dated May 19, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Triad Guaranty Inc.
Date: May 25, 2005	By:	/s/ Kenneth S. Dwyer
		Name:	Kenneth S. Dwyer
		Title:	Vice President & Chief Accounting Officer